AGREEMENT OF SALE

made and entered into by and between

CALEDONIA HOLDINGS ZIMBABWE (PRIVATE) LIMITED (a company duly registered in accordance with the laws of Zimbabwe, with limited liability, under registration number 5/45, of 6th Floor Red Bridge, NE Eastgate, 3rd Street & R. Mugabe Road Harare, P.O Box CY1277, Causeway, Harare, herein represented by **STEVE CURTIS**, he being duly authorized thereto) ("the Purchaser");

and

MALIGREEN MINING COMPANY (PRIVATE) LIMITED (a company duly registered in accordance with the laws of Zimbabwe, with limited liability, under registration number 1475/86 of 15 Harare Drive, Chisipite, Harare and herein represented by VICTOR GAPARE, he being duly authorized thereto) ("the Seller"),

(the Purchaser and Seller together referred to as "the Parties" and individually as "a Party").

RECITALS

WHEREAS:

1. The Seller is the registered owner of the mining claims ("the Claims") as set out in the Annexure hereto.

2. The Seller wishes to sell and the Purchaser is desirous of purchasing the Claims subject to the following terms and conditions.

OPERATIVE PROVISIONS

NOW THEREFORE it is agreed:-

1. **Sale and Purchase**
   The Seller hereby sells to the Purchaser who purchases the Claims.

2. **Price**
   The purchase price of the Claims shall be the sum of US$4,000,000 (Four Million United States Dollars), payable in cash.

3. **Payment**
   3.1 The Purchaser shall pay the Seller the purchase price within 7 days of the Purchaser's legal practitioners, Gill, Godlonton & Gerrans, receiving the Claims transferred into the Purchaser's name by the Mining Commissioner's Office.

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3.2 The Purchaser shall pay all costs of transfer in respect of the Claims which are due and payable to the Mining Commissioner's Office, together with any taxes payable on the transfer.

4. **Tender of Transfer**

The Seller shall facilitate and tender transfer of the Claims to the Purchaser, or its nominee, within 14 days of the signing of this agreement.

5. **Voetstoets**

The Claims are sold *voetstoets* and as they stand and the Seller shall not be responsible for any defects whatsoever, whether patent or latent nor in any area in description or defect in area. The Purchaser hereby acknowledges that it has made itself fully acquainted with the Claims, with any loss or servitude to which they are supplied including that there is a tribute agreement over the Claims in favour of Silobela Youth in Mining Syndicate from the 1st day of October 2020 to the 30th day of September 2023 (the "Tribute"), with their nature, extent, boundaries, beacons and locality and all the terms and conditions contained in the Claims.

6. **Risk and Profit**

The risk and profit of the Claims shall pass from the Seller to the Purchaser on the date on which transfer of the Claims is registered by the Mining Commissioner's office and from that date the Purchaser shall be entitled to the rent and other profit accruing from the Claims (including but not limited to those derived under the Tribute) and shall be liable for the rates and taxes and other imposts levied thereon and all other expenses of whatsoever nature in respect of the Claims. The Seller undertakes to instruct the holder of the Tribute as soon as reasonably practicable that from the registration of the transfer of the Claims in the Purchaser's name all monies payable by the holder of the Tribute to the Seller shall thereafter be payable to the Purchaser.

7. **Reservation of Rights**

The rights of the Seller in this Agreement are hereby reserved and shall not be prejudiced by any extensions of time or any other indulgence or any other concession, which he may grant to the Purchaser in respect of the performance of any of the Purchaser's obligations herein.

8. **Notices and Domicilia Citandi**

The parties respectively choose *domicilium citandi et executandi* for all purposes of and in connection with this Agreement as:

8.1 Seller: The directors, MALIGREEN MINING COMPANY (PRIVATE) LIMITED, 15 Harare Drive, Chisipite, Harare

8.2 Purchaser: The directors, CALEDONIA HOLDINGS ZIMBABWE (PRIVATE) LIMITED, 6th Floor Red Bridge, NE Eastgate, 3rd Street & R. Mugabe Road Harare, P.O Box CY1277, Causeway, Harare

9. **Variations**

This agreement contains the whole of the agreement between the parties and any other terms, provisions and conditions whether express or implied are excluded here from and any variations, alterations or additions to this agreement shall not be of any force or effect or legal validity unless reduced to writing and signed by the Seller and the Purchaser.

10. **Warranties**

10.1 The Seller acknowledges that the Purchaser is entering into this agreement on the basis of, and in reliance on, the warranties set out in this clause.

10.2 The Seller warrants on the date of this agreement and on the date upon which the Seller tenders transfer of the Claims to the Purchaser in accordance with Clause 4 that each of the following warranties is true, accurate and not misleading:

10.2.1 It is wholly and solely legally and beneficially owned by Pan African Mining (Private) Limited.

10.2.2 The Claims are legally and beneficially owned solely by the Seller and no person has a claim or right over them other than the Seller.

10.2.3 The Claims are duly registered in accordance with Zimbabwe law;

10.2.4 The Claims have been duly inspected and maintained in accordance with Zimbabwe law.

10.2.5 The Claims are currently in good standing, as per the information set out in the Annexure, and there are no outstanding fees payable in respect of them.

10.2.6 The Claims have not been sold or ceded or in any other way disposed of or mortgaged to any other party, except in relation to the Tribute referred to in Clause 5.

10.2.7 The Sellers' title to the Claims is valid and has not expired.

10.2.8 The transfer of the Claims to the Purchaser as contemplated by this agreement shall not result in the de-registration or loss in any way of the Claims.

10.3 Each warranty is separate and, unless otherwise specifically provided, is not limited by reference to any other warranty or any other provision in this agreement.

11. **Costs**

The costs of, and incidental to, the transfer of the Claims from the Seller to the Purchaser including all transfer duty and the costs of and incidental to the preparation of this agreement shall be paid by the Purchaser.

12. **Confidentiality**

12.1 In this Clause 12, "Confidential Information" means all information of a confidential nature disclosed (whether in writing, orally or by another means and whether directly or indirectly) by one party (the "Disclosing Party") to the other party (the "Receiving Party") whether before or after the date of this agreement including, without limitation, information relating to the Claims or the business affairs of the Disclosing Party or a member of the Disclosing Party's group.

12.2 Each party undertakes that it shall not at any time during this agreement and for a period of five years after termination of this agreement, disclose to any person any Confidential Information, except as provided by Clause 12.3.

12.3 Each party may disclose the other party's confidential information:

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12.3.1 to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party's obligations under this agreement (a "Recipient"). Each party shall ensure that each Recipient complies with this Clause 12; and

12.3.2 as may be required by law, court order or any governmental or regulatory authority.

12.4 The Receiving Party shall ensure that each Recipient is made aware of and complies with all the Receiving Party's obligations of confidentiality under this agreement as if the Recipient was a party to this agreement.

12.5 Clauses 12.2, Clause 12.3 and Clause 12.4 do not apply to Confidential Information which:

12.5.1 is at the date of this agreement or at any time after the date of this agreement comes into the public domain other than through breach of this agreement by the Receiving Party or a Recipient;

12.5.2 can be shown by the Receiving Party to the Disclosing Party's reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

12.5.3 subsequently comes lawfully into the possession of the Receiving Party from another.

12.6 No party shall use any other party's Confidential Information for any purpose other than to perform its obligations under this agreement.

13. **Announcements**

No party shall make, or permit any person to make, any public announcement concerning this agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

14. **Assignment and Other Dealings**

This agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement.

15. **Freedom to Contract**

The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this agreement.

16. **Further assurance**

At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Purchaser may require from time to time for the purpose of giving full effect to this agreement.

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17. **Entire Agreement**

17.1 This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

17.2 Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this agreement.

18. **Waiver**

18.1 No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy.

18.2 No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

19. **Severance**

19.1 If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

19.2 If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

20. **Counterparts**

20.1 This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.2 No counterpart shall be effective until each party has executed at least one counterpart.

21. **Rights and Remedies**

The rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

22. **Governing Law**

The entire provisions of this agreement shall be governed by and construed in accordance the laws of Zimbabwe.

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23. **Breach**

23.1 Should one Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then the other Party ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party seven (7) days' written notice to remedy the breach.

23.2 If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations, whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages.

23.3 The aforegoing is without prejudice to such other rights as the Aggrieved Party may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement on any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by payment of damages or compensation in money or, if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within seven (7) days after such amount has been demanded.

24. **Arbitration**

24.1 If a dispute arises out of or in connection with this agreement or the performance, validity or enforceability of it, then such dispute shall be decided by arbitration in the manner set out in this clause

24.2 The seat of the arbitration shall be in Harare and the arbitration shall be governed by the Arbitration Act (Chapter 7:15) of Zimbabwe as amended from time to time. In relation to any such arbitration, it is agreed that:

24.2.1 the arbitration award shall be final and binding on the parties and shall be entered in any court having jurisdiction thereof;

24.2.2 the arbitration award shall be in lieu of any other remedy which might otherwise be available to the parties; and

24.2.3 nothing in this clause shall however prevent any party from approaching a court of competent jurisdiction for urgent or interlocutory relief;

24.3 The arbitrator shall be an independent person agreed upon between the parties. In the event that the parties cannot agree upon a particular arbitrator within 7 (seven) business days after the arbitration has been demanded by notice in writing addressed by any party to the other party, the nomination of the arbitrator, shall be made by the Commercial Arbitration Centre in Harare.

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THUS DONE AND SIGNED AT HARARE **THIS** 22nd **DAY OF** SEPTEMBER **2021.**

SELLER

AS WITNESS:

....

THUS DONE AND SIGNED AT BRYANSTON **THIS** 17th **DAY OF** SEPTEMBER **2021.**

PURCHASER

AS WITNESS:

N A A ....

Annexure

	Claim No	Claim Name	Area (Ha)	Type	Date of Registration	Next Inspection Date	Mining District
1	22041	AMT 138	10	Gold	16 January, 1997	16-Jan-22	Midlands
2	22042	AMT 139	10	Gold	16 January, 1997	16-Jan-22	Midlands
3	22043	AMT 140	10	Gold	16 January, 1997	16-Jan-22	Midlands
4	22044	AMT 141	10	Gold	16 January, 1997	16-Jan-22	Midlands
5	21871	AMT 45	10	Gold	23 May, 1996	23-May-22	Midlands
6	21872	AMT 46	10	Gold	23 May, 1996	23-May-22	Midlands
7	21873	AMT 47	10	Gold	23 May, 1996	23-May-22	Midlands
8	21874	AMT 48	10	Gold	23 May, 1996	23-May-22	Midlands
9	21875	AMT 49	10	Gold	23 May, 1996	23-May-22	Midlands
10	21876	AMT 50	10	Gold	23 May, 1996	23-May-22	Midlands
11	21877	AMT 51	10	Gold	23 May, 1996	23-May-22	Midlands
12	21923	AMT 53	10	Gold	26 July, 1996	26-Jul-22	Midlands
13	21924	AMT 54	10	Gold	26 July, 1996	26-Jul-22	Midlands
14	21925	AMT 55	10	Gold	26 July, 1996	26-Jul-22	Midlands
15	21927	AMT 57	10	Gold	26 July, 1996	26-Jul-22	Midlands
16	21928	AMT 58	10	Gold	26 July, 1996	26-Jul-22	Midlands
17	21930	AMT 60	10	Gold	26 July, 1996	26-Jul-22	Midlands
18	23213	AMT 155	10	Gold	09 August, 2000	09-Aug-22	Midlands
19	23214	AMT 156	10	Gold	09 August, 2000	09-Aug-22	Midlands
20	23215	AMT 157	10	Gold	09 August, 2000	09-Aug-22	Midlands
21	23216	AMT 158	10	Gold	09 August, 2000	09-Aug-22	Midlands
22	23217	AMT 159	10	Gold	09 August, 2000	09-Aug-22	Midlands
23	23218	AMT 160	10	Gold	09 August, 2000	09-Aug-22	Midlands
24	21994	AMT 73	10	Gold	31 October, 1996	31-Oct-22	Midlands
25	21995	AMT 74	10	Gold	21 October, 1996	21-Oct-22	Midlands
26	21996	AMT 75	10	Gold	21 October, 1996	21-Oct-22	Midlands
27	21997	AMT 76	10	Gold	31 October, 1996	31-Oct-22	Midlands
28	21998	AMT 77	10	Gold	31 October, 1996	31-Oct-22	Midlands
29	21999	AMT 78	10	Gold	31 October, 1996	31-Oct-22	Midlands
30	22000	AMT 79	10	Gold	31 October, 1996	31-Oct-22	Midlands
31	22001	AMT 80	10	Gold	31 October, 1996	31-Oct-22	Midlands
32	22002	AMT 81	10	Gold	31 October, 1996	31-Oct-22	Midlands
33	22007	AMT 86	10	Gold	31 October, 1996	31-Oct-22	Midlands
34	22008	AMT 87	10	Gold	31 October, 1996	31-Oct-22	Midlands
35	22009	AMT 88	10	Gold	31 October, 1996	31-Oct-22	Midlands
36	11219BM	AMT 97	150	Copper	31 October, 1996	31-Oct-22	Midlands
37	22012	AMT 120	10	Gold	16 December, 1996	16-Dec-22	Midlands
38	22013	AMT 121	10	Gold	16 December, 1999	16-Dec-22	Midlands
39	22014	AMT 122	10	Gold	16 December, 1996	16-Dec-22	Midlands
40	22015	AMT 123	10	Gold	16 December, 1996	16-Dec-22	Midlands
41	22016	AMT 124	10	Gold	16 December, 1996	16-Dec-22	Midlands
	Totals		550				